Exhibit 99.1

Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com

New Bank Credit Facility Increases Financial Flexibility for Six Flags

GRAND PRAIRIE, Texas - June 30, 2015 - Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, announced today that it has entered into a new 7-year $700 million senior secured term loan facility and 5-year $250 million senior secured revolving credit facility. The proceeds will be used to refinance the $569 million outstanding Term Loan B under the company’s prior credit facilities and for general corporate purposes, including share repurchases and payment of refinancing fees.

The company’s borrowing rate for the new term loan will be the same as its former term loan, which is LIBOR plus 275 basis points with a 75 basis-point floor on the LIBOR rate. In addition, the agreement provides the company with more flexible covenants.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.2 billion in revenue and 18 parks across the United States, Mexico and Canada. For 54 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. Statements related to, among other things, the consummation and use of proceeds of the refinancing of the credit facilities constitute forward-looking statements. For a description of factors that may cause the Company’s actual results, performance or expectations to differ from any forward-looking statements, please review the information under the heading “Risk Factors” included in Item 1A of the Company’s 2014 Annual Report on Form 10-K and other documents of the Company on file with or furnished to the Securities and Exchange Commission. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.